UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2019

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38341	52-2126573
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

600 Telephone Avenue, Anchorage, Alaska	99503-6091
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	907 - 297 – 3000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $.01 per share	ALSK	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 12, 2019, the Board of Directors of Alaska Communications Systems Group, Inc. (the “Board of Directors” and the “Company”) approved the appointment of William H. Bishop, age 53, to the position of President and Chief Executive Officer, and to the Board of Directors of the Company. As President and Chief Executive Officer, Mr. Bishop will be responsible for the general oversight and management of the Company, including overall business strategy, all operating units, operating plans, financial performance, and such business ventures as the Company may acquire or participate in. Mr. Bishop joined the Company in August 2004 and has served in several leadership roles in consumer and business sales and operations including as Senior Vice President, Customer and Revenue Management beginning in August 2018. In April 2019, he was appointed Senior Vice President and Chief Operations Officer and was appointed Interim President and Chief Executive Officer in July 2019. Mr. Bishop has over 25 years of experience in telecommunications and business leadership including positions at AT&T and McCaw Communications, as well as at a federal government logistic contracting company.

The Company entered into a new employment agreement with Mr. Bishop (the “Agreement”). Any prior agreements or understandings with respect to Mr. Bishop’s employment by the Company were cancelled as of the effective date of the Agreement. However, all restricted stock units, performance stock units and long-term incentive awards granted to Mr. Bishop prior to the effective date of the Agreement shall continue in effect in accordance with their respective terms and shall not be modified, amended or cancelled by the Agreement. In addition, the agreement under which Mr. Bishop will be paid a retention bonus totaling $100,000 ($50,000 of which remains to be paid no later than January 31, 2020) remains in effect.

The following summary of the Agreement is qualified in its entirety by reference to the Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Term. The appointment is effective October 14, 2019 and shall continue for three years. It shall be automatically extended for successive one-year periods thereafter, unless written notice is provided by either party at least 180 days prior to the last day of the then-existing initial or extended term. Either party may terminate the Agreement for any reason, subject to the 180-day notification period.

Compensation. Mr. Bishop’s annual base salary will be not less than $390,000, which will be pro-rated for the actual time in the position. In addition to his base salary, Mr. Bishop will be eligible for a target annual cash incentive of not less than 80% of his base salary, or $312,000. Payment of the annual cash incentive is subject to achievement of Company and individual performance targets and approval by the Company’s Board of Directors. Mr. Bishop will also be eligible for an annual long-term incentive compensation award of not less than 125% of his base salary, comprised of retention and performance cash and/or equity compensation. All such awards are contingent upon approval by the Company’s Board of Directors.

Termination Benefits. Mr. Bishop will continue to be covered by the Company’s officer severance policy, with the following exceptions which supersede that policy. Upon termination of employment without cause or for good reason (as defined in the officer severance policy), Mr. Bishop will receive (i) the greater of either two years of base salary or base salary for the remaining term of the agreement; (ii) a pro-rated portion of the cash incentive and annual long-term incentive awards based on days worked during that performance year; (iii) any cash incentive payment based on achievement of annual performance goals for the prior full performance year of employment; and (iv) any outstanding long-term incentive awards will continue to vest during subsequent periods (time-based awards) and subject to the satisfaction of the applicable performance conditions (performance-based awards). However, if the officer severance policy provides for immediate vesting, release or payment of long-term incentive awards, such provision will apply. If Mr. Bishop’s employment terminates at the end of the three-year term, including any extension thereof, he will receive (i) a cash incentive payment for the prior full performance year of his employment, if unpaid as of the termination date, subject to the achievement of annual performance objectives; and (ii) vesting of any outstanding annual long-term incentive awards based on continued vesting of time vested awards and the satisfaction of the applicable performance conditions for performance-based awards.

There are no arrangements or understandings between Mr. Bishop and any other persons in connection with his appointment. There are no family relationships between Mr. Bishop and any director or executive officer of the Company, and Mr. Bishop is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01       Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit No.	Description

10.1	Employment Agreement between Alaska Communications Systems Group, Inc. and William H. Bishop effective October 14, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 15, 2019	Alaska Communications Systems Group, Inc.

/s/ Leonard A. Steinberg
Leonard A. Steinberg
Corporate Secretary

Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement between Alaska Communications Systems Group, Inc. and William H. Bishop effective October 14, 2019.